Exhibit 99.1

PRESS RELEASE

Contact Information:

Joseph W. Kennedy, Senior Vice President/CFO

Georgetown Bancorp, Inc.

978-352-8600

joe.kennedy@georgetownbank.com

Georgetown Bancorp, Inc. Reports Earnings

and Announces Increase in Quarterly Cash Dividend

GEORGETOWN, MASSACHUSETTS,  April 26, 2016 –

Georgetown Bancorp, Inc. (NASDAQ: GTWN) (the “Company”), holding company for Georgetown Bank (the “Bank”), reported net income for the three months ended March 31, 2016 of $80,000, or $0.05 per basic and diluted share, compared to net income of $250,000, or $0.14 per basic and diluted share, for the three months ended March 31, 2015.

Robert E. Balletto, President and Chief Executive Officer, said, “As discussed in our previous earnings press release, we experienced a significant increase in our operating costs, which increased 17% for the quarter ended March 31, 2016, as compared to the quarter ended March 31, 2015, as we began to enhance our regulatory compliance staff and compliance programs.  Additionally, we added to our commercial lending support staff in late 2015, in line with continued commercial loan growth.  Our plan to convert our Stratham, New Hampshire loan production office to a full service office has begun and we expect an increase in operating costs from that investment later in 2016.  On the positive side, our balance sheet performance remains strong with 3% loan growth and 14% deposit growth during the quarter ended March 31, 2016.  Asset quality continues to be strong, as non-performing assets as a percentage of total assets were 0.30% at March 31, 2016.”

The Company’s Board of Directors also increased its regular quarterly cash dividend 5%, from $0.0475 per share of common stock to $0.05 per share.  The dividend will be paid on or about May 23, 2016, to stockholders of record as of the close of business on May 9, 2016.

Georgetown Bancorp, Inc.

Selected Financial Data

	At or for the	At or for the
	Three Months Ended	Year Ended
	March 31, 2016	December 31, 2015
	(Dollars in thousands, except share data)
Condensed Consolidated Balance Sheet:
Cash and cash equivalents	$9,038	$7,758
Investment securities	24,193	25,133
Loans receivable	264,984	256,391
Allowance for loan losses	(2,483)	(2,408)
Premise and equipment	4,097	3,837
Other assets	6,384	5,791
Total assets	$306,213	$296,502

Deposits	235,815	207,726
FHLB advances	34,350	50,600
Other liabilities	3,942	6,268
Total liabilities	274,107	264,594
Total stockholders' equity	32,106	31,908
Total liabilites & stockholders' equity	$306,213	$296,502

Stockholders' equity to total assets at end of period	10.48%	10.76%
Total shares outstanding	1,840,920	1,828,238
Book value per share	$17.44	$17.45

Asset Quality Data:
Total non-performing loans	$932	$776
Other real estate owned	—	—
Total non-performing assets	932	776
Non-performing loans to total loans	0.35%	0.30%
Non-performing assets to total assets	0.30%	0.26%
Allowance for loan losses to non-performing loans	266.42%	310.31%
Allowance for loan losses to total loans	0.94%	0.94%
Loans charged off	$—	$26
Recoveries on loans previously charged off	1	5

	Three Months Ended
	March 31,
	2016	2015
	(Dollars in thousands, except per share data)
Condensed Consolidated Income Statement:
Interest and dividend income	$3,163	$2,856
Interest expense	574	398
Net interest and dividend income	2,589	2,458
Provision for loan losses	74	27
Net interest and dividend income after provision for loan losses	2,515	2,431
Non-interest income	242	222
Non-interest expense	2,637	2,254
Income before income taxes	120	399
Income tax provision	40	149
Net income	$80	$250

Net income per share: basic	$0.05	$0.14
Net income per share: diluted	$0.05	$0.14

Performance Ratios:
Return on average assets	0.11%	0.37%
Return on average stockholders' equity	1.03%	3.32%
Interest rate spread (1)	3.38%	3.62%
Net interest margin (1)	3.57%	3.77%
Efficiency ratio (2)	93.15%	84.08%
Non-interest expense to average total assets	3.51%	3.34%

(1)

Presented on a tax-equivalent basis using a tax rate of 34% resulting in an adjustment of $9,000 and $8,000 to investment security income for the three months ended March 31, 2016 and 2015, respectively.

(2) The efficiency ratio represents non-interest expense divided by the sum of net interest and dividend income and non-interest income.

About Georgetown Bancorp, Inc.

Georgetown Bancorp, Inc. is the holding company for Georgetown Bank. Georgetown Bank, with branch offices in Georgetown, North Andover and Rowley, Massachusetts and a Loan Production Office in Stratham, New Hampshire, is committed to making a positive difference in the markets we serve. Our highest priority is to provide exceptional personal service, act with high ethical standards and in the best interest of our customers, employees, shareholders and business partners.  We strive to help each of our customers achieve their unique financial goals through a competitive array of financial products and services. To learn more about Georgetown Bank, visit www.georgetownbank.com or call 978-352-8600.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including Current Reports on Form 8-K.

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